EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2019 Results

SACRAMENTO, Calif., July 18, 2019 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.3 million, or $0.22 per diluted share for the second quarter of 2019 compared to $1.3 million, or $0.22 per diluted share for the second quarter of 2018.  For the six months ended June 30, 2019, net income was $2.4 million or $0.41 per diluted share, compared to $2.6 million or $0.44 per diluted share for the six months ended June 30, 2018.

“We continue to make progress on our plan by building new relationships and increasing the business with our existing relationships.  Speed to market with excellent service remains critical to our success,” said David E. Ritchie, Jr., President and Chief Executive Officer. “This past quarter was our fifth consecutive quarter with over $30 million in new loan originations and that is beginning to have a positive effect on our balance sheet and our interest income.”

Financial Highlights

  Net loans increased $67.9 million (23.4%) from June 30, 2018 to June 30, 2019.  Deposits decreased $179,000 (0.0%) from June 30, 2018 to June 30, 2019.  During the first half of 2019, net loans increased $39.9 million (12.5%) and deposits decreased $9.5 million (1.6%).
  The net interest margin for the second quarter of 2019 was 3.57%, compared to 3.59% for the first quarter of 2019 and 3.36% for the second quarter of 2018.  The net interest margin for the six months ended June 30, 2019 was 3.58%, compared to 3.32% for the six months ended June 30, 2018.
  Net interest income was $5.6 million in the second quarter of 2019, compared to $5.1 million in the second quarter of 2018.  For the six months ended June 30, 2019, net interest income was $11.2 million, compared to $9.9 million for the six months ended June 30, 2018.
  Pretax, pre-provision income increased $229,000 (13.7%) to $1.9 million in the second quarter of 2019, compared to $1.7 million in the second quarter of 2018.  For the six months ended June 30, 2019 pretax, pre-provision income was $3.6 million, an increase of $170,000 (5.0%) when compared to $3.4 million for the first six months of 2018.
  The allowance for loan and lease losses was $4.8 million (1.31% of total loans and leases) at June 30, 2019, compared to $4.5 million (1.52% of total loans and leases) at June 30, 2018.  There were no nonperforming loans at June 30, 2019, compared to $25,000 at March 31, 2019 and $1.9 million at June 30, 2018.
  Shareholders’ equity was $80.9 million at June 30, 2019, compared to $77.6 million at March 31, 2019 and $71.9 million at June 30, 2018.  Tangible book value per share was $10.94 at June 30, 2019, compared to $10.40 at March 31, 2019 and $9.48 at June 30, 2018.  Book value per share was $13.71 per share at June 30, 2019, compared to $13.18 per share at March 31, 2019 and $12.26 per share at June 30, 2018.
  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on May 15, 2019.
  The Company’s capital ratios remain strong.  At June 30, 2019, the Leverage ratio was 9.3% compared to 9.1% at March 31, 2019 and 8.8% at June 30, 2018; the Tier 1 Risk-Based Capital ratio was 15.5% compared to 15.8% at March 31, 2019 and 17.6% at June 30, 2018, and the Total Risk-Based Capital ratio was 16.7% compared to 17.0% at March 31, 2019 and 18.8% at June 30, 2018.

Northern California Economic Update, June 30, 2019.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data reflected positive trends with some areas of slowing towards the end of 2018 in the markets we serve.  As we move into 2019, unemployment for the month of May decreased in all three of the Bank’s market areas compared to year-end 2018.  Commercial real estate data for first quarter 2019 reflects mostly positive results with some areas of slowing when compared to year-end 2018.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 10.8% to 10.2%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%.  As of the first quarter 2019, Sacramento area office and industrial vacancy rates decreased further to 10.0% and 4.5%, respectively, however, retail increased to 8.2%.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018.  Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, industrial vacancy increased from 4.6% to 4.8%, and retail vacancy increased from 3.8% to 4.5%.   As of the first quarter 2019, Sonoma County’s office vacancy increased slightly to 12.4%, industrial vacancy decreased to 4.6%, and retail vacancy increased to 4.6%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption from December 31, 2017 through December 31, 2018.  This trend continues into 2019, and as of March 31, 2019 absorption was 171,328 SF for office, 88,050 SF for Retail, and 366,187 SF for Industrial.

Sonoma County and the City of Santa Rosa reported positive absorption from December 31, 2017 through December 2018 for the office segment.  Sonoma County maintained a positive office absorption of 7,668 SF as of first quarter 2019, however, the City of Santa Rosa experienced a negative absorption of 6,583 SF.  Industrial absorption in Sonoma County was positive through third-quarter 2018, however experienced a negative absorption of 47,531 SF in fourth quarter 2018, and a negative 108,957 SF in the first quarter 2019.   Industrial absorption in the City of Santa Rosa was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF.  The declining trend continued with a negative absorption of 26,942 SF and a negative 37,236 SF as of December 31, 2018 and March 31, 2019, respectively.   Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above.

In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.83/SF to $1.90/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF.  Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.90/SF for office and $0.57/SF for industrial.  Retail decreased slightly from $0.39/SF in third quarter 2018 to $0.38/SF in fourth quarter 2018.  As of first quarter 2019, lease rates for office and industrial increased further to $1.93/SF and $0.64/SF, respectively, and retail remained flat at $1.38/SF.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.  Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross.  There is no retail rental rate data available for the City of Santa Rosa for these time periods.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy from December 31, 2017 through December 31, 2018.  The highest occupancy rate within this time range was in third quarter 2018 at 96.8%, and the lowest was first quarter 2018 at 96.3%.  As of the first quarter 2019, occupancy was at 96.4%.  Monthly lease rates during this period ranged from $1,359 in fourth quarter 2017 to $1,405 in fourth quarter 2018.  As of first quarter 2019, lease rates remained flat at $1,405.

The trailing 12-month cap rate from fourth quarter 2017 through fourth quarter 2018, ranged with some fluctuation from a high of 5.6% in fourth quarter 2017 to a low of 5.4% in the second quarter 2018.  As of first quarter 2019, the 12-month cap rate was 5.2%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Looking at the past two years; compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, and to 3.9% in December 2018.  As of May 2019, national unemployment dropped slightly further to 3.6%.

California unemployment was 5.3% at December 31, 2016.  As of December 2017 and December 2018, the rate decreased further to 4.4% and 4.1%, respectively.  As of May 2019 however, the rate increased slightly to 4.2%.  The number of employed Californians increased slightly during 2017 and 2018.  At the end of 2016, there were 18.2 million employed, 18.5 million at the end of 2017, and 18.7 million at the end of 2018.  As of May 2019, the number of employed Californians decreased slightly since year-end 2018 by 52,000 jobs.

All three of our markets have reported lower unemployment rates from year-end 2016 to year-end 2018.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.9% in the Sacramento MSA and 3.7% to 2.9% in the Santa Rosa-Petaluma MSA.  As of December 31, 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased further to 3.5% and 2.6%, respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has however shown improvement decreasing to 5.9% at December 31, 2016, 4.3% at December 31, 2017, and 3.8% at December 31, 2018.

As of May 2019, unemployment rates decreased in all three of our market areas compared to year-end 2018.  The Sacramento MSA decreased to 3.1%, compared to 3.5% as of December 2018, the Santa-Rosa-Petaluma MSA decreased to 2.3%, compared to 2.6% as of December 2018, and Amador County decreased to 3.2%, compared to 3.8% in December 2018.

Job growth was positive in all of our markets from year-end 2016 to year-end 2018.  Comparing December 2016 to December 2017, job growth was 2.17% for the Sacramento MSA, 1.21% in the Santa Rosa-Petaluma MSA and 1.99% in Amador County.  Compared to December 2017, job growth was 3.68% for Sacramento MSA, 1.59% for Santa Rosa MSA and 1.74 for Amador County as of December 2018.  Job growth as of May 2019 was a negative 3.64% in the Sacramento MSA, remained flat in the Santa Rosa MSA, and a positive 3.63% for Amador County compared to 2018 year-end.

Balance Sheet Review

American River Bankshares’ assets totaled $689.2 million at June 30, 2019, compared to $688.1 million at December 31, 2018, and $675.3 million at June 30, 2018.

Net loans totaled $358.4 million at June 30, 2019, compared to $318.5 million at December 31, 2018, and $290.6 million at June 30, 2018.

The loan portfolio at June 30, 2019 included: real estate loans of $300.0 million (83% of the portfolio), commercial loans of $35.3 million (10% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $27.5 million (7% of the portfolio).  The real estate loan portfolio at June 30, 2019 includes: owner-occupied commercial real estate loans of $64.8 million (22% of the real estate portfolio), investor commercial real estate loans of $143.3 million (47% of the real estate portfolio), multi-family real estate loans of $52.6 million (18% of the real estate portfolio), construction and land development loans of $10.0 million (3% of the real estate portfolio) and residential real estate loans of $29.3 million (10% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. NPAs were $957,000 at June 30, 2019 compared to $984,000 at December 31, 2018 and $2.9 million at June 30, 2018.   The NPAs to total assets ratio remained at 0.14% at the end of June 2019 from 0.14% at December 31, 2018 and decreased from 0.43% one year ago.  The Company did not have any nonperforming loans at June 30, 2019, compared to $27,000 at December 31, 2018 and $1.9 million at June 30, 2018.

At June 30, 2019 and at December 31, 2018, the Company had one OREO property totaling $957,000 compared to a balance of $961,000 at June 30, 2018.  This OREO property was written down from $961,000 in the fourth quarter of 2018 due to an updated appraisal. During the first half of 2019, the Company did not add, sell, or modify the value of any OREO properties. At June 30, 2019, December 31, 2018, and June 30, 2018 there was not a valuation allowance for OREO properties.

Loans measured individually for impairment were $7.9 million at the end of June 2019, compared to $8.7 million at December 31, 2018, and $12.0 million a year ago.  Specific reserves of $105,000 were held on the impaired loans at June 30, 2019, compared to $185,000 at December 31, 2018 and $446,000 at June 30, 2018.  There was $180,000 in provision for loan and lease losses in the second quarter of 2019 compared to no provision for the second quarter of 2018.  The Company had net recoveries of $4,000 in the second quarter of 2019 compared to net recoveries of $4,000 in the second quarter of 2018.  There was $360,000 in provision for loan and lease losses in the first half of 2019 compared to no provision for the first half of 2018.  The additions to the loan and lease loss allowance in 2019 was due to the growth in loan balances during 2019.  For the first six months of 2019, the Company had net recoveries of $9,000 compared to net recoveries of $14,000 in the first six months of 2018.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $4.3 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $265.0 million at June 30, 2019, down 20.5% from $295.2 million at December 31, 2018 and 6.0% from $282.0 million at June 30, 2018.  At June 30, 2019, the investment portfolio was comprised of 94% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 3% obligations of states and political subdivisions, 2% corporate bonds, and 1% U.S. Treasuries.  The reduction in the investment portfolio during 2019 was used primarily to fund the increased loan growth during the same time period.

At June 30, 2019, total deposits were $581.1 million, compared to $590.7 million at December 31, 2018 and $581.3 million one year ago.  Core deposits decreased 2.3% to $492.7 million at June 30, 2019 from $504.1 million at June 30, 2018 and decreased 3.9% from $502.6 million at December 31, 2018.  The Company considers all deposits except time deposits as core deposits.

At June 30, 2019, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 23% and time certificates were 15% of total deposits.  At June 30, 2018, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 13% of total deposits.

Shareholders’ equity increased $6.2 million (16.6%) to $80.9 million at June 30, 2019 compared to $74.7 million at December 31, 2018 and $9.0 million (12.6%) from $71.9 million at June 30, 2018.  The increase in equity from December 31, 2018 was due to a $4.1 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $1.8 million increase in Retained Earnings due to the net income for the year ($2.4 million) less cash dividends declared ($0.6 million), plus a $0.3 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the second quarter of 2019 was $5.6 million compared to $5.1 million in the second quarter of 2018 and for the six months ended June 30, 2019, net interest income increased $1.3 million (1.3%) to $11.2 million from $9.9 million for the six months ended June 30, 2018.  The net interest margin as a percentage of average earning assets was 3.57% in the second quarter of 2019, compared to 3.59% in the first quarter of 2019 and 3.36% in the second quarter of 2018. For the six months ended June 30, 2019, the net interest margin was 3.58% compared to 3.32% for the six months ended June 30, 2018.  Interest income for the second quarter of 2019 increased $0.8 million (14.2%) to $6.3 million from $5.5 million for the second quarter of 2018 and for the six months ended June 30, 2019, interest income increased $1.8 million (17.5%) to $12.4 million from $10.6 million for the six months ended June 30, 2018.

The average tax equivalent yield on earning assets increased from 3.60% in the second quarter of 2018 to 3.97% for the second quarter of 2019 and for the six months ended June 30, 2019 increased to 3.97% from 3.56% for the six months ended June 30, 2018.  Much of the increase in yields from the second quarter of 2018 to the second quarter of 2019 can be attributed to an increase in loans.  When compared to the second quarter of 2018, average loan balances increased $47.3 million (15.5%) from $304.7 million to $352.0 million for the second quarter of 2019. The average loan balances increased $34.3 million (11.2%) from $306.0 million in the first six months of 2018 to $340.3 million in the first six months of 2019.

The average balance of earning assets increased $20.4 million (3.3%) from $618.2 million in the second quarter of 2018 to $638.6 million in the second quarter of 2019 and for the six months ended June 30, 2019, increased $30.8 million (17.1%) to $635.8 million from $605.0 million for the six months ended June 30, 2018.

Interest expense for the second quarter of 2019 increased $270,000 (71.4%) to $648,000 from $378,000 for the second quarter of 2018 and for the six months ended June 30, 2019 increased $524,000 (74.1%) to $1.2 million from $707,000 for the six months ended June 30, 2018.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.39% in the second quarter of 2018 to 0.67% in the second quarter of 2019 and from 0.37% in the first six months of 2018 to 0.64% in the first six months of 2019.  Average borrowings increased from $15.5 million during the second quarter of 2018 to $22.9 million in the second quarter of 2019.

Noninterest Income and Expense

Noninterest income for the second quarter of 2019 was $421,000, an increase of $41,000 (10.8%) from $380,000 in the second quarter of 2018 and was $832,000, an increase of $80,000 (10.6%) for the six months ended June 30, 2019 from $752,000 in the first six months of 2018.   For both periods, the increase in noninterest income was predominately related to an increase in gain on sale of securities from a gain of $10,000 in the second quarter of 2018 to a gain of $29,000 in the second quarter of 2019 and from $11,000 in the first half of 2018 to $65,000 for the first half of 2019.  Service charges also increased from $116,000 in the second quarter of 2018 to $139,000 in 2019 and from $233,000 in the first half of 2018 to $260,000 in the first half of 2019.

Noninterest expense increased $320,000 (8.4%) to $4.1 million for the second quarter of 2019 from $3.8 million in the second quarter of 2018 and increased $1.2 million (17.1%) from $7.2 million for the six months ended June 30, 2018 to $8.4 million for the same period in 2019.  The increase is primarily due to an increase in salaries and employee benefits of $227,000 (9.0%) from the second quarter of 2018 to 2019 and $802,000 (17.0%) from the first half of 2018 to the first half of 2019 due to an increase in key lending and credit employees hired during the second quarter of 2018.  Other expenses increased $439,000 (28.3%) for the first half of 2018 compared to the same period in 2019.  Other expense includes costs such as insurance, advertising and business development, director expenses, technology and telephone expenses, and bank charges.  Among these areas, the largest increase was in advertising and business development.  Advertising and business development increased $158,000 (68.7%) from $230,000 during the first half of 2018 to $388,000 during the first half of 2019.  The increase in advertising and business development is related to the Company’s goal of increasing brand awareness.

The fully taxable equivalent efficiency ratio for the second quarter of 2019 decreased to 68.0% from 68.9% from the second quarter of 2018 and for the six months ended June 30, 2019, increased to 69.4% from 66.9% for the six months ended June 30, 2018.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2019 increased by $42,000 (10.4%) from $403,000 in the second quarter of 2018 to $445,000 in the second quarter of 2019 and increased $10,000 from $809,000 (1.2%) in the first six months of 2018 to $819,000 in 2019.  The tax expense in 2019 increased compared to 2018 despite a lower level of taxable income.  The higher provision for taxes in 2019 compared to 2018 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation in 2019.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 18, 2019 at 1:30 p.m. Pacific Time.  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 7200 480#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan and lease losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan and Lease Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan and lease losses and income taxes (pretax, pre-provision income) adds back both the provision for loan and lease losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan and lease losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and 2019 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2019	2018	2018
Cash and due from banks	$16,764	$20,987	$45,068
Federal funds sold	0	7,000	8,000
Interest-bearing deposits in banks	2,998	1,746	1,746
Investment securities	265,027	295,225	281,990
Loans & leases:
Real estate	299,988	278,056	266,844
Commercial	35,341	29,650	25,026
Other	27,462	15,165	3,469
Deferred loan and lease origination costs (fees), net	378	37	(295)
Allowance for loan and lease losses	(4,761)	(4,392)	(4,492)
Loans and leases, net	358,408	318,516	290,552
Bank premises and equipment, net	1,136	1,071	1,084
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,259	3,932	3,932
Other real estate owned, net	957	957	961
Accrued interest receivable and other assets	23,341	22,337	25,602
	$689,211	$688,092	$675,256

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$214,012	$214,745	$221,402
Interest checking	70,791	69,489	66,729
Money market	136,240	145,831	145,801
Savings	71,689	72,522	70,184
Time deposits	88,405	88,087	77,200
Total deposits	581,137	590,674	581,316
Short-term borrowings	2,000	5,000	6,500
Long-term borrowings	13,500	10,500	9,000
Accrued interest and other liabilities	11,655	7,197	6,547
Total liabilities	608,292	613,371	603,363

SHAREHOLDERS' EQUITY
Common stock	$30,373	$30,103	$30,082
Retained earnings	48,329	46,494	44,801
Accumulated other comprehensive income (loss)	2,217	(1,876)	(2,990)
Total shareholders' equity	80,919	74,721	71,893
	$689,211	$688,092	$675,256

Ratios:
Nonperforming loans and leases to total loans and leases	0.00%	0.01%	0.66%
Net (recoveries) charge-offs to average loans and leases (annualized)	-0.01%	0.08%	-0.01%
Allowance for loan and lease losses to total loans and leases	1.31%	1.36%	1.52%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.34%	9.01%	8.78%
Common Equity Tier 1 Risk-Based Capital	15.62%	16.23%	17.45%
Tier 1 Risk-Based Capital Ratio	15.62%	16.23%	17.45%
Total Risk-Based Capital Ratio	16.80%	17.41%	18.70%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.25%	8.94%	8.76%
Tier 1 Risk-Based Capital Ratio	15.48%	16.11%	17.55%
Total Risk-Based Capital Ratio	16.66%	17.29%	18.80%

Nonperforming loans	-	27	1,944
Nonperforming assets	957	984	2,905

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2019	2018	Change	2019	2018	Change
Interest income	$6,276	$5,498	14.2%	$12,408	$10,564	17.5%
Interest expense	648	378	71.4%	1,231	707	74.1%
Net interest income	5,628	5,120	9.9%	11,177	9,857	13.4%
Provision for loan and lease losses	180	-	-%	360	-	-%
Noninterest income:
Service charges on deposit accounts	139	116	19.8%	260	233	11.6%
Gain on sale of securities	29	10	190.0%	65	11	490.9%
Other noninterest income	253	254	(0.4)%	507	508	(0.2)%
Total noninterest income	421	380	10.8%	832	752	10.6%
Noninterest expense:
Salaries and employee benefits	2,744	2,517	9.0%	5,525	4,723	17.0%
Occupancy	255	262	(2.7)%	512	524	(2.3)%
Furniture and equipment	140	136	2.9%	280	274	2.2%
Federal Deposit Insurance Corporation assessments	45	53	(15.1)%	95	106	(10.4)%
Expenses related to other real estate owned	4	(3)	(233.3)%	8	2	300.0%
Other expense	960	863	11.2%	1,988	1,549	28.3%
Total noninterest expense	4,148	3,828	8.4%	8,408	7,178	17.1%
Income before provision for income taxes	1,721	1,672	2.9%	3,241	3,431	(5.5)%
Provision for income taxes	445	403	10.4%	819	809	1.2%
Net income	$1,276	$1,269	0.6%	$2,422	$2,622	(7.6)%

Basic earnings per share	$0.22	$0.22	-%	$0.41	$0.44	(6.8)%
Diluted earnings per share	$0.22	$0.22	-%	$0.41	$0.44	(6.8)%

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.57%	3.36%		3.58%	3.32%

Average diluted shares outstanding	5,862,416	5,882,914		5,860,914	5,957,403

Operating Ratios:
Return on average assets	0.74%	0.75%		0.71%	0.77%
Return on average equity	6.53%	7.09%		6.36%	7.24%
Return on average tangible equity	8.25%	9.18%		8.07%	9.33%
Efficiency ratio (fully taxable equivalent)	68.00%	68.91%		69.44%	66.94%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Second	Second		For the Six Months
	Quarter	Quarter		Ended June 30,
	2019	2018		2019	2018
Reported net income	$1,276	$1,269		$2,422	$2,622
Provision for loan and lease losses	180	-		360	-
Provision for income taxes	445	403		819	809
Pretax, pre-provision net income	$1,901	$1,672		$3,601	$3,431

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2018	2018	2018
Interest income	$6,276	$6,132	$6,012	$5,666	$5,498
Interest expense	648	583	480	409	378
Net interest income	5,628	5,549	5,532	5,257	5,120
Provision for loan and lease losses	180	180	125	50	-
Noninterest income:
Service charges on deposit accounts	139	121	124	119	116
Gain on sale of securities	29	36	12	8	10
Other noninterest income	253	254	248	250	254
Total noninterest income	421	411	384	377	380
Noninterest expense:
Salaries and employee benefits	2,744	2,781	2,929	2,551	2,517
Occupancy	255	257	259	267	262
Furniture and equipment	140	140	138	141	136
Federal Deposit Insurance Corporation assessments	45	50	44	52	53
Expenses related to other real estate owned	4	4	8	10	(3)
Other expense	960	1,028	951	982	863
Total noninterest expense	4,148	4,260	4,329	4,003	3,828
Income before provision for income taxes	1,721	1,520	1,462	1,581	1,672
Provision for income taxes	445	374	337	428	403
Net income	$1,276	$1,146	$1,125	$1,153	$1,269

Basic earnings per share	$0.22	$0.20	$0.19	$0.20	$0.22
Diluted earnings per share	$0.22	$0.20	$0.19	$0.20	$0.22

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.57%	3.59%	3.54%	3.44%	3.36%

Average diluted shares outstanding	5,862,416	5,857,627	5,858,615	5,864,827	5,882,914
Shares outstanding-end of period	5,903,228	5,887,962	5,858,428	5,864,802	5,864,802

Operating Ratios (annualized):
Return on average assets	0.74%	0.68%	0.65%	0.68%	0.75%
Return on average equity	6.53%	6.17%	6.22%	6.37%	7.09%
Return on average tangible equity	8.25%	7.88%	8.05%	8.24%	9.18%
Efficiency ratio (fully taxable equivalent)	68.00%	70.91%	72.59%	70.49%	68.91%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2018	2018	2018
Reported net income	$1,276	$1,146	$1,125	$1,153	$1,269
Provision for loan and lease losses	180	180	125	50	-
Provision for income taxes	445	374	337	428	403
Pretax, pre-provision net income	$1,901	$1,700	$1,587	$1,631	$1,672

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$331,376	$4,086	4.95%	$290,933	$3,483	4.80%
Tax-exempt loans and leases	20,613	200	3.89%	13,799	153	4.45%
Taxable investment securities	268,371	1,886	2.82%	268,731	1,637	2.44%
Tax-exempt investment securities	11,183	120	4.30%	20,773	175	3.38%
Federal funds	-	-	0.00%	22,209	98	0.02
Interest-bearing deposits in banks	7,088	36	2.04%	1,741	7	1.61%
Total earning assets	638,631	6,328	3.97%	618,186	5,553	3.60%
Cash & due from banks	15,667			29,703
Other assets	41,336			38,533
Allowance for loan & lease losses	(4,650)			(4,490)
	$690,984			$681,932

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$202,877	$120	0.24%	$227,094	$76	0.13%
Savings	72,436	7	0.04%	70,129	7	0.04%
Time deposits	88,398	397	1.80%	79,204	241	1.22%
Other borrowings	22,918	124	2.17%	15,500	54	1.40%
Total interest bearing liabilities	386,629	648	0.67%	391,927	378	0.39%
Noninterest bearing demand deposits	215,981			212,305
Other liabilities	10,054			5,910
Total liabilities	612,664			610,142
Shareholders' equity	78,320			71,790
	$690,984			$681,932
Net interest income & margin		$5,680	3.57%		$5,175	3.36%

Six months ended June 30,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$322,034	$7,904	4.95%	$292,113	$6,811	4.70%
Tax-exempt loans and leases	18,310	378	4.16%	13,879	306	4.45%
Taxable investment securities	275,648	3,910	2.86%	257,145	3,028	2.37%
Tax-exempt investment securities	12,713	231	3.66%	22,166	372	3.38%
Federal funds	348	5	2.90%	17,994	148	0.02
Interest-bearing deposits in banks	6,775	80	2.38%	1,743	13	1.50%
Total earning assets	635,828	12,508	3.97%	605,040	10,678	3.56%
Cash & due from banks	15,920			43,262
Other assets	41,374			39,341
Allowance for loan & lease losses	(4,536)			(4,488)
	$688,586			$683,155

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$206,918	$214	0.21%	$223,317	$133	0.12%
Savings	73,016	14	0.04%	69,872	13	0.04%
Time deposits	88,018	785	1.80%	79,447	453	1.15%
Other borrowings	21,235	218	2.07%	15,500	108	1.41%
Total interest bearing liabilities	389,187	1,231	0.64%	388,136	707	0.37%
Noninterest bearing demand deposits	212,737			214,930
Other liabilities	9,842			7,078
Total liabilities	611,766			610,144
Shareholders' equity	76,820			73,011
	$688,586			$683,155
Net interest income & margin		$11,277	3.58%		$9,971	3.32%